Exhibit 10.2
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) effective as of the 26th day of May, 2026 (the “Effective Date”), between The Trade Desk, Inc., a Nevada corporation (the “Company”), and Nate Olmstead (the “Executive”).
WHEREAS, effective as of the Effective Date, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The term of this Agreement shall commence on the first day of Executive’s employment with the Company and continue until terminated in accordance with the provisions hereof (the “Term”).
(b)Position and Duties. During the Term, the Executive shall serve as the Chief Financial Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company as may from time to time be prescribed by the Board of Directors (the “Board”) or the Chief Executive Officer (the “CEO”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote substantially all of his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may (i) serve on other boards of directors, with the approval of the Board, or (ii) engage in religious, charitable or other community activities, or fulfill limited teaching, speaking and writing engagements, in each case, as long as such services and activities do not, individually or in the aggregate, materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.
2.Compensation and Related Matters.
(a)Base Salary. The Executive’s initial annual base salary shall be $600,000. The Executive’s base salary shall be reviewed annually by the Board or designated committee thereof. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers, but no less often than monthly.
(b)Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or designated committee thereof from time to time. The Executive’s initial target annual incentive compensation is $600,000, prorated from the Executive’s actual start date. Cash incentive compensation will be paid to the Executive in quarterly installments no later than sixty (60) days after the end of each relevant calendar quarter, subject to the Executive’s continued employment by the Company through the end of such calendar quarter.

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(c)Sign-On/Retention Bonus. Executive is eligible to earn a one-time $600,000 sign-on/retention bonus based on the terms and conditions of the separate Sign-On/Retention Bonus Agreement, which is attached hereto as Exhibit A. Nothing in this Agreement impacts the Company’s or the Executive’s obligations under the Sign-On/Retention Bonus Agreement.
(d)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(e)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(f)Vacation. During the Term, the Executive shall be entitled to participate in any Company paid-time-off program applicable to its senior executives, as in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.
3.Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon his death.
(b)Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of or plea of no contest to a felony or a crime involving any financial dishonesty against the Company; (ii) the Executive’s willful misconduct that causes material

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harm or loss to the Company, including, but not limited to, misappropriation or conversion of Company assets; (iii) the Executive’s gross negligence or refusal or willful failure to act in accordance with any specific lawful direction or order of the Company (or a parent or subsidiary of the Company) which causes material harm or loss to the Company (and the Executive’s failure to cure the same, to the extent capable of cure, within 30 days of receiving written notice from the Company (or any acquirer or successor)); (iv) the Executive’s material breach of any agreement with the Company (or a parent or subsidiary of the Company) which causes material harm or loss to the Company (and the Executive’s failure to cure the same, to the extent capable of cure, within 30 days of receiving written notice from the Company (or any acquirer or successor)); (v) the Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; or
(vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d)Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:
(i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 60 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

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(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
4.Compensation Upon Termination.
(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).
(b)Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:
(i)the Company shall pay the Executive an amount equal to: (A) the sum of (1) the Executive’s then current Base Salary plus (2) the Executive’s target annual incentive compensation for the then-current year (the “Cash Severance”); and (B) a prorated portion of the annual incentive compensation based on actual achievement of performance objectives for the quarter of termination which shall be pro-rated as set forth in the Executive Bonus Plan (the “Incentive Amount”). The Incentive Amount shall not include, and Executive shall not be entitled to, any payment for subsequent quarters of the year, true-up payment, or payment of uncapped amounts for past quarters, regardless of achievement of performance objectives in subsequent quarters.    Notwithstanding the

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foregoing, if the Executive breaches any of the provisions contained in the Confidentiality Agreement (as defined below), all payments of each of the Cash Severance and Incentive Amount shall immediately cease; and
(ii)upon the Date of Termination, all stock options and other stock-based awards that are subject to time-based vesting in which the Executive would have vested if he had remained employed for an additional 12 months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination or as soon thereafter as administratively practicable; provided, however that accelerated vesting of any such equity awards that are subject to performance-based vesting shall be subject to the terms and conditions of the award agreement governing a particular equity award; and
(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company (the “COBRA Amount”); and
(iv) the Cash Severance and the COBRA Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Cash Severance and the COBRA Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Incentive Amount shall be paid at the same time such annual incentive compensation is otherwise paid by the Company.
5.Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within three months prior to the occurrence of the first event constituting a Change in Control through 24 months following a Change in Control. These provisions shall terminate and be of no further force or effect beginning 24 months after the occurrence of a Change in Control.
(a)Change in Control. During the Term, if within three months prior to a Change in Control through 24 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release

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becoming fully effective, all within the time frame set forth in the Separation Agreement and Release,
(i)the Company shall pay the Executive a lump sum in cash in an amount equal to: (A) 2.0 times the sum of (1) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (2) the Executive’s target annual incentive compensation for the then-current year; and (B) the Incentive Amount; and
(ii)except as otherwise expressly provided in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards that are subject to time-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; provided, however, accelerated vesting of any such equity awards that are subject to performance-based vesting shall be subject to the terms and conditions of the award agreement governing a particular equity award; and
(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination, a lump sum in cash in an amount equal to 24 months of the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and
(iv) the amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.
(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section

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409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A24(b) or (c).
(ii)For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)Definitions. For purposes of this Section 5, the following terms shall have the following meanings:
“Change in Control” shall mean any of the following:
(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(ii)the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger,

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would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or
(B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) as the result of an acquisition of securities by an executive officer of the Company, or (ii) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person (other than an executive officer of the Company) referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).
6.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind

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benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.Confidential Information, Noncompetition and Cooperation.
(a)Confidentiality Agreement. The terms of the Employee Confidentiality, Inventions and Use of Likeness Agreement (the “Confidentiality Agreement”), between the Company and the Executive, attached hereto as Exhibit B, are incorporated by reference in this Agreement. The Executive hereby affirms the terms of the Confidentiality Agreement as material terms of this Agreement.
(b)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on

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behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).
(d)Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in the Confidentiality Agreement or this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Executive breaches the Confidentiality Agreement or this Section 7 during a period when he is receiving severance payments pursuant to Section 4 or Section 5, the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of his duties under this Agreement.
(e)Protected Disclosures and Other Protected Action. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor do any of the provisions of the Confidentiality Agreement apply to truthful testimony in litigation. Further, notwithstanding anything herein to the contrary, to the extent required under applicable law, nothing in this Agreement limits the ability of the Executive to share compensation information concerning the Executive or others, except that the Executive may not disclose compensation information concerning others obtained because the Executive’s job responsibilities require or allow access to such information.
8.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association
(“AAA”) in Los Angeles, CA, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may

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be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.
9.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Confidentiality Agreement and matters set forth in the offer letter to Executive that are not addressed herein, remains in full force and effect.
11.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
12.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
13.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
15.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term

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or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.Governing Law. This contract shall be construed under and be governed in all respects by the laws of California, without giving effect to the conflict of laws principles thereof.
19.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
20.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
21.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year above written.

THE TRADE DESK, INC.

/s/ Jeff Green	May 26, 2026
By: Jeff Green
Its: Chief Executive Officer

EXECUTIVE

/s/ Nate Olmstead	May 26, 2026
Nate Olmstead

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Exhibit A
Sign-On/Retention Bonus Agreement

Subject: Sign-On/Retention Bonus Agreement
Nate Olmstead:
We are pleased to offer you the opportunity to earn a one-time $600,000 sign-on/retention bonus (the “Bonus”) in connection with commencement of your employment at The Trade Desk, Inc. (“The Trade Desk” or the “Company”) on or about July 9, 2026. You will be eligible to earn the Bonus if you remain continuously employed by the Company for 12 months after you begin employment with the Company (the “Retention Period”), subject to the terms and conditions set forth in this Sign-On/Retention Bonus Agreement (the “Agreement”), which shall be effective as of May 26, 2026. The Bonus is in addition to any other compensation and benefits to which you are entitled from the Company and is not contingent on Company performance or results.

Subject to you beginning employment with the Company, the Bonus can be paid in one of two ways.

Option 1 - Advance. If you elect to receive the Bonus as an advance by selecting Option 1 below, the Company will advance the Bonus to you (the “Bonus Advance”) on the first practicable payroll date after you begin employment with the Company. The Bonus is not considered earned until you have remained continuously employed through the Retention Period. If your employment ends before the Retention Period is complete because you voluntarily resign or the Company terminates your employment for misconduct, you will be required to repay a portion of the Bonus Advance within ten business days of your termination date. The amount you must repay will be based on how much time is left in the Retention Period. Specifically, the repayment amount will be calculated by multiplying the Bonus Advance by a fraction – the number of days remaining in the Retention Period divided by the total number of days in the Retention Period.

Option 2 - Bonus Payment Upon Earning of the Bonus. Alternatively, you may choose to receive the Bonus if and when you complete the full Retention Period. To receive this payment, you must remain continuously employed through the last day of the Retention Period. The Bonus will be paid to you on the regular payday for the pay period in which you earn the Bonus and will not be subject to any repayment requirement.

Subject to the terms of this Agreement, you choose one of the following payment options (select only one). Once selected, your choice cannot be changed:

☒ Option 1: Sign-On/Retention Bonus Advance. You will receive the Retention
Bonus as an advance on the first practicable payroll date after starting employment, but you must repay a portion of the Bonus Advance if you resign or are terminated for misconduct before completing the Retention Period; or
☐Option 2: Sign-On/Retention Bonus Payment Upon Earning of the Bonus. You will receive the Bonus if and when you earn the Bonus by completing the full Retention Period. No repayment is required under this option.

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The parties intend for any payment under this Agreement to comply with or be exempt from Section 409A of the Internal Revenue Code and applicable regulations, and this Agreement will be interpreted and administered in accordance with that intent. To the maximum extent permitted by law, payments under this Agreement are meant to be short-term deferrals paid on or before March 15th of the tax year of you or the Company that immediately follows the year in which your right to the payment is no longer subject to a substantial risk of forfeiture.
This Agreement does not modify the termination provisions set forth in your Employment Agreement. Either you or the Company can end the employment relationship at any time, without or without cause or advance notice. This Agreement contains the entire agreement between you and the Company regarding the Retention Bonus and supersedes all prior agreements and understandings, written or oral, on this topic. Any changes to this Agreement must be made in writing and signed by both you and an authorized Company representative. If either party delays enforcing any part of this Agreement, that delay does not mean they have waived their rights. A waiver of one part does not mean other parts are waived.

You acknowledge that you have been provided at least five (5) business days to review this Agreement before signing it, and you have the right to consult legal counsel prior to signing.

Acknowledgment and Agreement:

Sincerely,

/s/ Jeff Green	May 26, 2026
Jeff Green, Chief Executive Officer
For and on behalf of The Trade Desk, Inc.

EXECUTIVE

/s/ Nate Olmstead	May 26, 2026
Nate Olmstead	Date

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Exhibit B
Confidentiality Agreement

THE TRADE DESK, INC.
EMPLOYEE CONFIDENTIALITY, INVENTIONS AND USE OF LIKENESS AGREEMENT
This Agreement is entered by and between The Trade Desk, Inc. (the “Company”), and the undersigned individual, whose name appears on the last page of the Agreement (“Employee”), collectively referred to as “the parties.” As a condition of Employee’s initial or continued employment with the Company, and in consideration of the mutual promises and representations of the parties contained herein, the parties agree as follows:
1.Position of Confidence and Trust.
(a)In the course of Employee’s employment, Employee will be placed in a position of special trust and confidence where the Company will provide Employee access to a portion of the Company’s Confidential Information (as defined herein).
2.Confidential Information.
(a)Definition of Confidential Information. “Confidential Information” means an item of information or compilation of information in any form, tangible or intangible, related to the Company’s business that the Company has not made public or authorized public disclosure of, and that is not readily available to persons outside the Company through proper means who are obligated to keep the item or compilation confidential and would benefit from its use or disclosure. Confidential Information shall be presumed to include (without limitation) the following, unless otherwise indicated in writing by the Company:
i.Customer lists and records of customers and customer contact information, as well as customer communications, private customer contract terms, unique customer preferences and historical transaction data;
ii.Private bids, proposals, quotes, requests for proposal, and related analyses;
iii.Financial records and analysis, and related non-public data regarding the Company’s financial performance;
iv.Business plans and strategies, forecasts and analyses;
v.Unpatented inventions and related information, patent applications, technological innovations, originally created and/or customized software (including but not limited to features, specifications, and source code), blueprints, design details and specifications, formulas, and research and development information regarding products and services of the Company;
vi.Internal business methods, procedures, and processes, know how, systems and innovations used to improve the Company’s performance and operations;
vii.Marketing plans, research and analyses;
viii.Unpublished pricing information, and underlying pricing-related variables such as costs, volume discounting options, and profit margins;
ix.Joint venture, partnership, and business (stock and asset) sale and acquisition opportunities identified by the Company and related analyses;
x.Management analysis of the Company’s resources (such as personnel, technology and real estate);

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xi.Private contract terms with vendors and suppliers, and analysis of vendor and supplier business opportunities.
(b)Due to its special value and utility as a compilation, a confidential compilation of information will remain protected even if individual items of information in it are public or otherwise readily available. Authorized disclosure of Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement. Employee acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company.
(c)Confidential Information does not include information lawfully acquired or created by a non-management employee of the Company about wages, hours or other terms and conditions of employment when used for purposes protected by Section 7 of the National Labor Relations Act (NLRA).
(d)Protection of Confidential Information. Employee shall at all times during the term of Employee’s employment with the Company and thereafter, hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of the Company, unless otherwise compelled by law. Employee will not disclose Confidential Information in private communications or to the public on the Internet or in any other media or form of communication except: (i) for the benefit of the Company, and (ii) not without advanced written authorization to engage in such disclosure by an authorized representative of the Company. Employee will not cause the copying, transmission, uploading, downloading, removal or transport of Confidential Information from the Company’s premises or electronic equipment except to the extent necessary in the proper performance of Employee’s duties. After the termination of Employee’s employment, Employee shall not directly or indirectly use Company Records (as defined herein) or Employee’s memory or notes to identify for the benefit of the Employee or for the benefit of another party, create, or attempt to reconstruct the Company’s Confidential Information. If Employee loses or makes an unauthorized disclosure of Confidential Information, Employee shall immediately notify the Company of this event and use his/her best efforts to recover the Confidential Information (including, but not limited to complying with and cooperating in any lawful actions taken by the Company to recover the Confidential Information). These obligations shall apply during employment and for so long thereafter as the information qualifies as Confidential Information under this Agreement. In the event an Employee is served with a subpoena, court order, or similar legal mandate requiring the disclosure of Confidential Information, Employee will provide the Company reasonable notice and opportunity to intervene and protect its Confidential Information prior to disclosure unless such notice is prohibited by law. If Employee learns during Employee’s employment with the Company of any unauthorized use or disclosure of the Company’s Confidential Information, Employee will immediately notify the head of the People Operations Department.
(e)Former Employer Information. Employee shall not, during Employee’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and Employee shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any

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such employer, person or entity unless consented to in writing by such employer, person or entity.
(f)Third Party Information. Subject to the terms under which it is provided to the Company, information entrusted to the Company by third parties in confidence that Employee has access to as a result of Employee’s employment (“Third Party Confidential Information”) shall be subject to the same restrictions, limitations, and requirements as the Company’s Confidential Information and handled by Employee in accordance with these restrictions and requirements and any additional guidelines issued by the Company regarding such information.
3.Inventions. Employee hereby represents, warrants and covenants with respect to Prior Inventions or Inventions (each, as defined below), as the case may be, as follows:
(a)Inventions Retained and Licensed. Employee hereby represents that there are no inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee (and not to any prior employer), which relate to the Company’s business, proposed business, products or research and development, and which are not assigned to the Company hereunder. If in the course of Employee’s employment with the Company, Employee incorporates into a product, process or machine for the benefit of the Company or any of its wholly owned subsidiaries a Prior Invention owned by Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
(b)Assignment of Inventions. Employee shall make, or will promptly make, full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company (collectively referred to as “Inventions”). Employee hereby acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company are (i) “works made for hire,” as that term is defined in the United States Copyright Act (to the extent protectable by copyright); and (ii) together with all related intellectual property rights of any sort anywhere in the world, the sole property of the Company. Employee hereby understands and agrees that the decision whether or not to commercialize or market any Inventions developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Inventions.
(c)Inventions Assigned to the United States. Employee shall assign to the United States government all Employee’s right, title, and interest in and to any and all Inventions whenever

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such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
(d)Maintenance of Records. Employee shall keep and maintain adequate and current written records of all Inventions made solely or jointly with others during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
(e)Patent and Copyright Registrations. Employee shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee agrees that it is Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers after the termination of this Agreement. If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee’s obligations under this Paragraph will continue beyond the termination of my employment with the Company, provided that the Company either compensates me at a reasonable rate for my time or reimburses expenses actually spent by me on such assistance at the Company’s request.
4.Conflicting Employment. Employee shall perform Employee’s duties faithfully and to the best of Employee’s ability and shall devote Employee’s full business time and effort to the performance of Employee’s duties hereunder. Employee shall not, during the term of Employee’s employment with the Company, engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company, or its subsidiaries are now involved or become involved during the term of Employee’s employment, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.
5.Returning Company Documents. At the time of leaving the employ of the Company, Employee covenants that Employee shall deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or

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otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d).
6.Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee agrees to grant consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement.
7.Non-Solicitation. Employee covenants that, during Employee’s employment with Company and for a period of twelve months immediately following the termination of Employee’s relationship with the Company for any reason, whether with or without cause, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or employees of any Company subsidiaries to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away their employees, either for Employee or for any other person or entity.
8.Passwords, etc.; Expectation of Privacy. Employee will not (i) reveal, disclose or otherwise make available to any person any Company password or key, whether or not the password or key is assigned to Employee or (ii) obtain, possess or use in any manner a Company password or key that is not assigned to Employee. Employee will use his or her best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to Employee and will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to Employee. Employee acknowledges and agrees that Employee has no expectation of privacy with respect to Company telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that activity and any files or messages on or using any of those systems may be monitored at any time without notice.
9.Use of Voice, Image and Likeness. Employee gives the Company permission to use his/her voice, image or likeness, with or without using his/her name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.
10.Right to Advice of Counsel. Employee acknowledges that Employee has had the right to consult with counsel and is fully aware of Employee’s rights and obligations under this Agreement.
11.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company,” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

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(b)Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
12.Notice Clause. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person or sent by facsimile, electronic mail, overnight courier or First Class mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party. Any notice or other communication required or permitted to be given under this Agreement will be deemed given (i) upon personal delivery to the party to be notified, (ii) on the day when delivered by electronic mail to the proper electronic mail address, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iv) the first business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (v) the third business day after the day on which such notice was mailed in accordance with this Section.
13.Arbitration.
(a)Except as provided in Section 13(e) below, this Agreement shall be governed by the Federal Arbitration Act. The parties hereby agree that a neutral arbitrator from the American Arbitration Association (“AAA”) will administer any such arbitration(s) under the AAA’s National Rules for the Resolution of Employee Disputes. The arbitration shall take place in Los Angeles, CA.
(b)The parties may conduct only essential discovery (i.e., discovery sufficient to arbitrate the claim at issue) prior to the hearing, as defined by the AAA arbitrator. Following the hearing, the AAA arbitrator shall issue a written decision, which contains the essential findings and conclusions on which the decision is based. The parties agree that the result of arbitration hereunder shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction. The arbitration ruling may be subject to limited judicial review as provided by applicable law.
(c)Employee shall bear only those costs of arbitration he or she would otherwise bear had Employee brought a claim covered by this Agreement in court. The Company shall pay for the costs that are unique to the arbitration. Each party will be responsible for payment of its own attorneys’ fees. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party.
(d)The arbitrator shall not have any power, authority or jurisdiction to change or modify any provision of this Agreement.
(e)The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or a conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

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(f)The Company and Employee mutually agree that by entering into this Agreement, they both waive their right to have any dispute brought, heard or arbitrated as a class action, collective action and/or representative action, and an arbitrator shall not have any authority to hear or arbitrate any class, collective or representative action. All claims covered by this arbitration agreement will be pursued in an individual claimant proceeding and not as part of a representative, collective, or class action. Notwithstanding any other clause contained in this Agreement, any claim that all or part of this Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. This Agreement does not prevent the filing of charges with a government agency like the Department of Labor or participation in any investigation or proceeding conducted by a government agency.
(g)EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EMPLOYEE’S RELATIONSHIP WITH THE COMPANY, INCLUDING, BUT NOT LIMITED TO, CLAIMS OF HARASSMENT, DISCRIMINATION, WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS.
I acknowledge that I have received and read or have had the opportunity to read this arbitration agreement. I understand that this arbitration agreement requires that disputes that involve the matters subject to the agreement be submitted to mediation or arbitration pursuant to the arbitration agreement rather than to a judge and jury in court.
Acknowledged: NAME /s/ Nate Olmstead                 DATE May 26, 2026
Nate Olmstead

14.Severability. If a court, arbitrator, or any other party duly authorized to interpret and enforce this Agreement, determines that a restriction provided for herein cannot be enforced as written for any reason, including, but not limited to, the fact that it is overbroad in some part (such as time, scope, or geography), the parties agree that a court shall enforce the restrictions to such lesser extent as is allowed by law and/or reform the overbroad part of the restriction to make it enforceable. If, despite the foregoing, any provision contained in this Agreement, or part thereof, is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect.
15.Integration. This Agreement, together with the employment agreement to which it is attached, and the offer letter executed on or about the date hereof, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or

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modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
16.Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of California.
17.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, effective as of May 26, 2026.

The Trade Desk, Inc.

/s/ Jeff Green    Date: May 26, 2026
Jeff Green, Chief Executive Officer

EXECUTIVE

/s/ Nate Olmstead    Date: May 26, 2026
Nate Olmstead

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The Trade Desk, Inc.
TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to The Trade Desk, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the Employee Confidentiality, Inventions and Use of Likeness Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Employee Confidentiality, Inventions and Use of Likeness Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that for twelve months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees or employees of any Company subsidiaries to leave their employment.

Date:__________________________________

[TO BE SIGNED ONLY UPON TERMINATION OF EMPLOYMENT.]

______________________________________
Nate Olmstead

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